Exhibit 99.1

For Immediate Release
Friday, October 24, 2003
Press Release


          FNB CORPORATION REPORTS RECORD QUARTERLY EARNINGS
               AND DECLARES FOURTH QUARTER DIVIDEND


Christiansburg, Virginia - William P. Heath, Jr., President and CEO of FNB Corporation (Nasdaq: FNBP), announced today third quarter performance for the company. As a merger with Bedford Bancshares, Inc., was successfully consummated on August 1, 2003, the performance of Bedford Federal Savings Bank, FSB ("Bedford") is included in the consolidated financial results starting on that date.

FNB Corporation's ("FNB's") net income in third quarter 2003 increased 32.9 percent to a record $3.560 million, from $2.678 million in third quarter 2002. Earnings per share rose to $0.53 from $0.47, for an increase of 12.8 percent. Earnings were up for the quarter due to strong growth of 69.9 percent in non-interest revenues and to the Bedford merger. Excluding the merger, earnings increased 10.3 percent.

Growth in non-interest revenue was principally attributable to FNB's secondary market mortgage operation, and resulted from record levels of mortgage originations. The company is in the process of expanding this operation into the Raleigh/Durham, North Carolina and Hilton Head Island, South Carolina markets.

"Although we have experienced pressure on our net interest margin, earnings are on track and we are developing additional sources of non-interest revenue," stated Heath. "We are also excited about the addition of Bedford and the opportunity to deliver FNB's expanded array of products and services to customers in that market. We are pleased that shareholder value continues to improve and optimistic about the economy as we move toward 2004."

For the first nine months of 2003, net income rose 12.6 percent to $9.571 million from $8.499 million in 2002. Basic earnings per share increased 6.1 percent to $1.57 from $1.48. Excluding a non-recurring gain on the sale of the credit card portfolio in 2002, net income rose 24.3 percent and earnings per share rose 17.2 percent.

Loans for the nine-month period totaled $978 million with the addition of Bedford, and core loan growth was a strong 8.3 percent. Deposits reached $1.041 billion, up from $839 million. FNB Corporation's credit quality compared very favorable to the industry, with non-performing assets amounting to only 0.58 percent of loans and other real estate owned at September 30, 2003.

Details of the company's financial performance follow.
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In its meeting yesterday, the Board of Directors of FNB Corporation approved a cash dividend in the amount of $0.18 per share to be paid on November 28, 2003, to shareholders of record on November 10, 2003. This payment equates to a yield of approximately 2.7 percent of the current market price.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.3 billion in assets. Through the activities of its affiliates, First National Bank, FNB Salem Bank & Trust, N.A., and Bedford Federal Savings Bank, FNB Corporation operates 26 full-service branches, three loan production offices, and a financial services center. Services are also provided around the clock through 51 automated teller machines, telephone banking, and online banking.

For more information contact:

William P. Heath, Jr.                     Dan A. Becker
President/CEO                             Senior Vice President/CFO
(540) 382-6041                           (540) 381-6758


Statements made in this release relating to the company's future prospects and performance are "forward-looking statements" that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements.
Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the company's market area, and accounting principles, policies, and guidelines. The information provided in this release is provided only as of the date of this release, and the company undertakes no obligation to update any forward-looking statements made herein.
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FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)


                                       2003       2002     Change    Percent
Quarter Ended September 30
  Net income                    $     3,560 $    2,678        882       32.9
  Net interest income                11,024      9,617      1,407       14.6
  Net interest income (FTE)(1)       11,179      9,839      1,340       13.6
  Securities gains(losses), net          (4)       135       (139)    (103.0)
  Noninterest income                  4,276      2,517      1,759       69.9
  Noninterest expense                 9,297      8,046      1,251       15.5
  Provision for loan losses             587        224        363      162.1

Per Share Data
  EPS basic                     $      0.53 $     0.47       0.06       12.8
  EPS fully diluted                    0.52       0.46       0.06       13.0
  Dividends declared                   0.18       0.17       0.01        5.9
  Book value                          19.26      16.19       3.07       19.0
Weighted average shares
 outstanding basic                    6,732      5,751        981       17.1
Weighted average shares
 outstanding fully diluted            6,800      5,837        963       16.5
Shares outstanding quarter
 end (net of unearned)                7,205      5,752      1,453       25.3

Financial Ratios
  Return on average assets             1.16%      1.10%
  Return on average share-
   holders' equity                    11.37      11.73
  Net interest margin (1)              4.00       4.42
  Equity to assets                    10.55       9.38
  Allowance for loan losses
   to loans, net of unearned
   income                              1.19       1.41

Selected Balances at September 30
  Total assets                  $ 1,315,504 $  992,961    322,543       32.5
  Loans, net of unearned
   income                           977,992    680,438    297,554       43.7
  Allowance for loan losses          11,677      9,575      2,102       22.0
  Securities                        172,157    180,420     (8,263)      (4.6)
  Deposits                        1,040,774    839,448    201,326       24.0
  Other interest-bearing funds      127,647     54,790     72,857      133.0
  Shareholders' equity              138,798     93,120     45,678       49.1

Nine Months Ended September 30
  Net income                    $     9,571 $    8,499      1,072       12.6
  EPS basic                            1.57       1.48       0.09        6.1
  EPS fully diluted                    1.55       1.46       0.09        6.2
  Dividends declared per
   share                               0.52       0.51       0.01        2.0
  Weighted average shares
   outstanding basic                  6,097      5,760        337        5.9
  Weighted average shares
   outstanding fully diluted          6,163      5,833        330        5.7
  Return on average assets             1.19%      1.19%      0.00        NM
  Return on average share-
   holders' equity                    11.99      12.81      (0.82)       NM
  Net interest margin (1)              4.10       4.47      (0.37)       NM


Asset Quality                                 % of Loans           % of Loans
                                       2003      & ORE      2002      & ORE
Nonperforming Assets
  Nonaccrual loans                 $  2,531       0.26  $  2,365       0.35
  Other real estate                   1,831       0.19     1,007       0.15
  Loans past due 90 days
   or more                            1,285       0.13       354       0.05
  Total nonperforming assets       $  5,647       0.58  $  3,726       0.55


Net charge off ratio                   0.12%                0.05%




(1) Fully taxable equivalent
NM - Not meaningful
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FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)


                                       2003       2002     Change    Percent
Alternative Performance Measures
for Quarter Ended September 30 (2)
  Net income                     $    3,560 $    2,678        882       32.9
  Plus amortization of core
   deposit intangibles                  333        266         67       25.2
  Equals cash basis operating
   earnings (2)                       3,893      2,944        949       32.2
  QTD average assets              1,229,713    972,833    256,880       26.4
  Less QTD intangible assets         41,874     26,855     15,019       55.9
  Equals QTD average tangible
   assets (2)                     1,187,839    945,978    241,861       25.6
  QTD average equity                125,522     91,300     34,222       37.5
  Less intangible assets equals
   QTD average tangible
   equity (2)                        83,648     64,445     19,203       29.8
  Cash basis operating EPS (2)         0.58       0.51       0.07       13.7
  Cash basis operating EPS
   fully diluted (2)                   0.58       0.50       0.08       16.0
  Cash basis operating return on
   average tangible assets (2)         1.31%      1.25%      0.06        4.8
  Cash basis operating return on
   average tangible equity (2)        18.50      18.28       0.22        1.2

Alternative Performance Measures
for Nine Months Ended September 30 (2)
  Net income                     $    9,571 $    8,499      1,072       12.6
  Less gain on sale of bankcard
   (after-tax)                            -        796       (796)    (100.0)
  Plus amortization of core
   deposit intangibles                  813        800         13        1.6
  Equals cash basis operating
   earnings (2)                      10,384      8,503      1,881       22.1
  Noninterest income                 12,053      8,164      3,889       47.6
  Less gain on sale of bankcard
   (pre-tax)                              -      1,206     (1,206)    (100.0)
  Operating noninterest income       12,053      6,958      5,095       73.2
  YTD average assets              1,073,086    949,710    123,376       13.0
  Less YTD intangible assets         31,455     27,054      4,401       16.3
  Equals YTD average tangible
   assets (2)                     1,041,631    922,656    118,975       12.9
  YTD average equity                106,467     88,428     18,039       20.4
  Less intangible assets equals
   YTD average tangible
   equity (2)                        75,012     61,374     13,638       22.2
  Cash basis operating EPS (2)         1.70       1.48       0.22       14.9
  Cash basis operating EPS
   fully diluted (2)                   1.68       1.46       0.22       15.1
  Cash basis operating return on
   average tangible assets (2)         1.33%      1.23%      0.10        8.1
  Cash basis operating return on
   average tangible equity (2)        18.46      18.44       0.02        0.1


(2) As a supplement to Generally Accepted Accounting Principles ("GAAP"), management also reviews operating performance based on its "cash basis operating earnings" to fully analyze its core businesses. Cash basis operating earnings exclude the effect on earnings of the non-recurring gain on sale of the bankcard portfolio and amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis operating earnings exclude the non-recurring gain on sale of the bankcard portfolio and the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

    In management's opinion, cash basis operating earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies. FNB uses cash basis operating earnings as the primary performance measurement for external communication with analysts and investors regarding its outlook and results. Internally, management uses cash basis operating earnings to measure performance against budget, to report to the Board of Directors and for the company's incentive compensation plan.
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